UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 12, 2007

BEKEM METALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-50218	87-0669131
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

170 Tchaikovsky Street, 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050000
(Zip code)

+7 (3272) 582 386
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On December 12, 2007 the Company received notices of termination from the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (“MEMR”), dated December 10, 2007, terminating license series MG No. 420 and 426 and contract no. 551 and license series MG No. 9-D (collectively referred to herein as the “licenses”). License series MG No. 420 and 426 are the subsoil use licenses that grant the Company the right to explore for nickel, cobalt and other minerals within the Kempirsai deposit. Contract no. 551 and license series MG No. 9-D are the subsoil use contract and license that grant the Company the right to explore for brown coal in the Mamyt deposit. The notices state that the MEMR has unilaterally terminated the licenses because the Company has not executed the work programs associated with the licenses. The notices do not detail the Company’s failure to comply with its work program requirements and the Company has been unable to obtain additional information from the MEMR in this regard. Therefore, the Company cannot at this time state the specific failures upon which the MEMR is basing its determination to terminate the licenses.

The Company is currently investigating to determine what rights it may have, if any, to appeal the unilateral cancellation of the licenses, or to otherwise negotiate the reinstatement of some or all of the licenses.

Pursuant to the termination notices the Company is required, within two months, to:

•	return the contracts and license, the historical geological information and the contract territory to the MEMR;
•	perform the current obligations that remained unfulfilled through the termination date;
•	restore the contract territory to a state safe for health and life of the population and environment in compliance with the laws of the Republic of Kazakhstan;
•	undertake other required actions in connection with the termination in accordance with the laws of the Republic of Kazakhstan; and
•	submit a brief report on activities related to the performance of the licenses and the notices.

With the termination of the licenses, the Company has no right to engage in further exploration or extraction activities at the Kempirsai and Mamyt deposits.

Item 5.02 Appointment of Officer and Director

On December 12, 2007 the Company’s board of directors appointed Yermek Kudabayev as the Chief Executive Officer and President of the Company. Mr. Kudabayev has served as the Company’s Chief Financial Officer since April 2006 and as interim Chief Executive Officer and interim President since May 2007. With his appointment as Chief Executive Officer and President, Mr. Kudabayev will no longer serve as the Company’s Chief Financial Officer. The Company has identified a potential replacement candidate to serve as Chief Financial Officer, but has not yet concluded final employment negotiations. No changes were made to Mr. Kudabayev’s employment agreement or compensation in connection with this change in position.

On December 12, 2007, in accordance with the Company’s Bylaws and the Utah Revised Business Corporation Act, the board of directors also appointed Mr. Kudabayev to the Company’s board of directors and appointed him as Chairman of the board of directors.

Following is a brief description of the background and business experience of Mr. Kudabayev:

Mr. Kudabayev earned a Bachelors degree in Engineer-Economics from the Moscow Institute of Steel and Alloys in 1993. He earned an MBA degree from the Kazakhstan Institute of Management, Economics and Strategic Research in 1996. Mr. Kudabayev is a past member of the Association of Chartered Certified Accountants, an international accountancy body. He was issued a Certified Accounting Practitioner Certificate from the International Counsel of Certified Accountants and Auditors in 2002. He has been a Kazakhstani Certified Accountant since 1998 and a Certified Kazakhstani Auditor since 2000. Prior to joining the Company in 2006, Mr. Kudabayev served as the Finance Director for Kazkhoil Aktobe LLP from 2003 to April 2006. As the Finance Director, Mr. Kudabayev was responsible for budgeting, planning, cash flow forecasting and management, strategic research accounting, taxation and reporting. From 2002 to 2003, Mr. Kudabayev served as the Director of the Astana, Kazakhstan office of Ernst & Young, where he was responsible for auditing and coordination of projects in the Astana, Karaganda and Pavlodar regions of Kazakhstan. From 1997 to 2002 Mr. Kudabayev worked for Arthur Andersen as a Senior Auditor and as a Manager. Mr. Kudabayev was appointed the Chief Financial Officer of Bekem Metals, Inc. in April 2006. He is not a director of any SEC reporting company. Mr. Kudabayev is 37 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEKEM METALS, INC.

Date: December 17, 2007	By: /s/ Yermek Kudabayev
Yermek Kudabayev, Chief Executive Officer